SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 4, 2002

LEVI STRAUSS & CO.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	333-36234	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(415) 501-6000
(Registrant’s telephone number, including area code)

ITEM 5    OTHER EVENTS AND REGULATION FD DISCLOSURE

On December 4, 2002, Levi Strauss & Co. completed its offering of $425 million of 12¼% Senior Notes due 2012, which were sold in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes rank equally with all of the company’s other unsecured unsubordinated indebtedness.

Approximately $125 million of the net proceeds from the offering were used to repay remaining indebtedness under the company’s senior secured bank credit facility as of the close of business on December 3, 2002. The company intends to use the remaining net proceeds to either (i) refinance (whether through payment at maturity, repurchase or otherwise) a portion of the $350 million aggregate principal amount of the company’s 6.80% notes due November 1, 2003, or other outstanding indebtedness, or (ii) for working capital or other general corporate purposes. In addition, on December 4, 2002, the fourth amendment to the company’s senior secured bank credit facility, obtained in connection with the senior notes offering, became effective.

The securities offered in the senior notes offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: December 4, 2002	By:	/s/ William B. Chiasson
	Name:	William B. Chiasson
	Title:	Senior Vice President and Chief Financial Officer